Exhibit 5.2

12 May 2014	Our Ref: VM/ss/F2599-126742

Fibria Celulose S.A.

Alameda Santos, 1357, 6th Floor

01419-908, Sao Paulo, SP

Brazil

Fibria Overseas Finance Ltd.

190 Elgin Avenue

George Town, Grand Cayman KY1-9005

Cayman Islands

Dear Sirs

FIBRIA OVERSEAS FINANCE LTD.

We have acted as special Cayman Islands counsel to Fibria Overseas Finance Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), in connection with its issue of US$600,000,000 5.250% Notes due 2024 (the “Notes”) on the terms set out in the Indenture (defined below) and unconditionally guaranteed by Fibria Celulose S.A. (the “Guarantor”).

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.  Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Transaction Documents (as defined below) nor upon the commercial terms of the transactions contemplated by the Transaction Documents.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the following documents:

1.                                      the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on 1 May 2014 (the “Registration Statement”);

2.                                      the underwriting agreement dated 7 May 2014 among the Company, the Guarantor, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Credit Agricole Securities (USA) Inc., Goldman Sachs & Co. and Banco Votorantim S.A., Nassau Branch (the “Underwriting Agreement”);

3.                                      the form of the US$600,000,000 5.250% Notes due 2024;

4.                                      the preliminary prospectus supplement filed with the SEC on 1 May 2014 (the “Prospectus”);

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T  +1 345 949 0100  F  +1 345 949 7886  www.walkersglobal.com

5.                                      the form of indenture, filed with the SEC on 1 May 2014 between the Company, the Guarantor, Deutsche Bank Trust Company Americas, as trustee, paying agent, registrar and transfer agent (the “Initial Indenture”) as amended and supplemented by the first supplemental indenture dated 9 May 2014 (the “Supplemental Indenture” and together with the Initial Indenture, the “Indenture”);

6.                                      the Certificate of Incorporation dated 9 October 2009, the Memorandum and Articles of Association registered on 9 October 2009 (the “Memorandum and Articles of Association”);

7.                                      the Register of Members and Register of Directors copies of which have been provided to us by its registered office in the Cayman Islands (together with the Memorandum and Articles of Association, “Company Records”);

8.                                      a copy of a Certificate of Good Standing dated 24 April 2014 in respect of the Company (“Certificate of Good Standing”) issued by the Registrar of Companies in the Cayman Islands (the “Registrar”); and

9.                                      a copy of executed minutes of a meeting of the Board of Directors of the Company dated 29 April 2014 setting out the resolutions adopted at such meeting and a copy of executed minutes of a meeting of the Board of Directors of the Company dated [•] May 2014 setting out the resolutions adopted at such meeting (the “Resolutions”).

We have also made such inquiries and examined originals (or copies certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments and made such examination of the law as we have deemed necessary or appropriate to enable us to render this opinion. In such examinations, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as reproductions (including documents received by facsimile or e-mail) and the truthfulness of all certificates of public officials and corporate officers. For the purposes of this opinion, the Indenture and the Notes are collectively referred to as the “Transaction Documents”.

In giving this opinion we have relied upon the following assumptions, which we have not independently verified:

1.                                      At the time of any offering of the Notes (i) the Indenture, and any amendments thereto (including post-effective amendments), will have become effective; (ii) the Prospectus will have been prepared and filed with the SEC describing the Notes offered thereby; (iii) the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner set out in the Indenture and the Prospectus; and (iv) the Underwriting Agreement with respect to the Notes will have been duly authorised and validly executed and delivered by the Company and the other parties thereto.

2.                                      There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Transaction Documents and, insofar as any obligation expressed to be incurred under the Transaction Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

3.                                      The Transaction Documents are, or will be, as the case may be, within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company) and constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all other relevant jurisdictions (other than the Cayman Islands).

4.                                      The choice of the laws of the jurisdiction selected to govern each of the Transaction Documents has, or will be, as the case may be, been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

5.                                      All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Transaction Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Transaction Documents have been or will, as the case may be, be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

6.                                      All conditions precedent, if any, contained in the Transaction Documents have been or will be, as the case may be, satisfied or waived.

7.                                      The Board of Directors of the Company considers, or will consider, as the case may be, the execution of the Transaction Documents and the transactions contemplated thereby to be in the best interests of the Company.

8.                                      No disposition of property effected by any of the Transaction Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

9.                                      The Company was, or will be, as the case may be, on the dates of execution of the Transaction Documents to which it is a party and the disposition of property by the Company thereunder, able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Transaction Documents is, or will be, as the case may be, made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Transaction Documents the Company will be able to pay its debts as they become due from its own moneys.

10.                               The originals of all documents examined in connection with this opinion are authentic.  The signatures, initials and seals on the Transaction Documents are, or will be, as the case may be, genuine and are, or will be, as the case may be, those of a person or persons given power to execute the Transaction Documents under the Resolutions or any power of attorney given by the Company to execute such documents.  All documents purporting to be sealed have been so sealed.  All copies are complete and conform, or will conform, as the case may be, to their originals.  The Transaction Documents conform, or will conform, as the case may be, in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Transaction Documents.

11.                               Any Transaction Document was, or will be, as the case may be, either executed as a single physical document (whether in counterpart or not) in full and final form or,

where any Transaction Document was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Transaction Document by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

12.                               The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

13.                               The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and the resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

14.                               The Resolutions were duly adopted at a duly convened meeting of the Board of Directors and such meeting was held and conducted in accordance with the Articles of Association of the Company.

15.                               The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director, or by and on behalf of each member in respect of member resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

16.                               The Resolutions and any power of attorney given by the Company to execute the Transaction Documents remain in full force and effect and have not been revoked or varied.

17.                               No resolution voluntarily to wind up the Company has been adopted by the members and no event of a type which is specified in the Memorandum and Articles of Association of the Company as giving rise to the winding up of the Company (if any) has in fact occurred.

18.                               The terms of the Transaction Documents (other than the Indenture) will not breach any provision of Cayman Islands law or any public policy of the Cayman Islands.

19.                               The Notes will conform to the forms attached to the Indenture.

The opinions expressed herein are subject to the following qualifications:

1.                                      The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by any party under the Transaction Documents are of a type which the courts of the Cayman Islands enforce.  This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.  In particular:

(a)                                 enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)                                 enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where the court considers damages to be an adequate remedy;

(c)                                  claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)                                 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)                                  a judgment of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;

(f)                                   to the extent that any provision of the Transaction Documents is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Transaction Documents which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(g)                                  to the extent that the performance of any obligation arising under the Transaction Documents would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands;

(h)                                 in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)                                     a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

(j)                                    the effectiveness of terms in the Transaction Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.                                      Cayman Islands stamp duty will be payable on any Transaction Documents that are executed in or brought to the Cayman Islands, or produced before a Cayman Islands court.

3.                                      A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

4.                                      If any provision of the Transaction Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts notwithstanding any express provisions in this regard.

5.                                      Notwithstanding any purported date of execution in any of the Transaction Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Transaction Documents may provide that they have retrospective effect as between the parties thereto alone.

6.                                      In principle, a person who claims to be entitled pursuant to a contract to recover the legal fees and expenses incurred in enforcing that contract shall be entitled to judgment for the amount of legal fees and expenses found due under the contract and such amount shall not be subject to taxation pursuant to the applicable rule of court.

7.                                      We express no opinion upon the effectiveness of any clause of the Transaction Documents providing that the terms of such Transaction Document may only be amended in writing.

8.                                      The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

9.                                      Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar.  The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.

10.                               We express no opinion upon any provisions in the Memorandum and Articles of Association of the Company or any document which contains a reference to any law or statute that is not a Cayman Islands law or statute.

11.                               All powers of attorney granted by the Company in any of the Transaction Documents must be duly executed as deeds or under seal by persons authorised to do so:

(a)                                 if governed by the laws of the Cayman Islands; and/or

(b)                                 in order for the donee of the power and certain third parties to benefit from certain provisions of the Powers of Attorney Law (as amended) (the “Powers of Attorney Law”).

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out above, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.                                      The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar.

2.                                      The Company has all requisite power and authority under the Memorandum and Articles of Association to enter into, execute and perform its obligations under the Transaction Documents, including the issue and offer of the Notes pursuant to the Indenture.

3.                                      The execution of the Indenture and the issue of the Notes have been duly authorised by the Company.  The Indenture when duly executed and delivered, and the Notes when duly executed, authenticated and delivered, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

4.                                      The execution and delivery of the Indenture will not, and the issue and offer of the Notes by the Company and the performance by the Company of its obligations thereunder will not:

(a)                                 contravene any law, public rule or regulation of the Cayman Islands applicable to the Company which is currently in force; or

(b)                                 contravene the Memorandum and Articles of Association of the Company.

5.                                      No authorizations, consents, approvals, licenses, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

(a)                                 the execution, creation or delivery of the Indenture by and on behalf of the Company;

(b)                                 subject to the payment of the appropriate stamp duty, the enforcement of the Indenture against the Company;

(c)                                  the offering, execution, authentication, allotment, issue or delivery of the Notes;

(d)                                 the payment of the principal and interest and any other amounts under the Notes; or

(e)                                  the performance by the Company of its obligations under the Indenture and the Notes.

6.                                      It is not necessary under the laws of the Cayman Islands that any of the Indenture or the Notes be registered or recorded in any public office or elsewhere in the Cayman Islands in order to ensure their validity, enforceability or admissibility in evidence.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the headings “Validity of Securities” and “Legal Matters”, as applicable, as counsel for the Company who have passed on the validity of the Notes being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers

WALKERS